Exhibit 99.1

ISTA Pharmaceuticals’ First Quarter 2009 Revenue Increases 32% to $20.4 Million

- First Quarter Operating Loss Reduced to ($4.4) Million in 2009 from ($12.1) Million for the Same 2008 Period -

- Ends First Quarter with $52.0 Million in Cash -

- Company Reaffirms 2009 Guidance and Continues to Progress Towards Profitability -

IRVINE, Calif., May 7 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA): today reported financial results for the three months ended March 31, 2009. ISTA reported net revenue of $20.4 million for the quarter ended March 31, 2009, a 32% increase over the same quarter of 2008. ISTA’s operating loss for the first quarter ended March 31, 2009 was reduced to ($4.4) million, or a 64% reduction from ($12.1) million for the same period in 2008. The net loss for the first quarter ended March 31, 2009, was $19.6 million (or $0.59 per share), as compared with a net loss of $13.9 million (or $0.42 per share) for the same period in 2008. The net loss for the first quarter of 2009 included a non-cash charge of $13.3 million (or $0.40 per share) as a result of the adoption of new accounting rules in 2009 relating to the valuation and classification of warrants issued in 2008.

“During the first quarter of 2009, ISTA became the fourth largest ophthalmic pharmaceutical company in the U.S. based on product sales. ISTA’s strong growth is due to the fact Xibrom and Istalol continue to gain market share in their respective markets. We expect both products to continue their growth in 2009,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “On the R&D front, during the first quarter we announced the FDA accepted the filing of our Bepreve New Drug Application (NDA) with an action date of September, 2009. We are seeking approval for Bepreve as a treatment for ocular itching associated with allergic conjunctivitis. We are tentatively scheduled to present at an FDA Advisory Panel for Dermatologic and Ophthalmic Drugs on June 26, 2009, subject to final confirmation by the FDA. Additionally, we continue to meet our timeline expectations for the final development of Xibrom QD and T-Pred, with clinical results expected in the second half of 2009 for both products. We also announced preliminary, positive Phase 2 results for ecabet sodium for dry eye and expect to announce during the second quarter of 2009 preliminary Phase 2 proof of concept results in dry eye for a new proprietary, lower dose formulation of bromfenac sodium, the active ingredient in our product, Xibrom.

“We are working diligently to prepare for the expected launch of Bepreve, which will compete in ISTA’s largest market to date. We have been receiving positive feedback from the ophthalmology and allergy communities on the Bepreve data presentations.”

Net Revenue

(in millions, except percentage data)

	Quarter-Ended March 31, 2009	Quarter-Ended March 31, 2008	% Change
Xibrom	$15.7	$11.8	33%
Istalol	3.6	2.7	33%
Vitrase	1.0	0.9	11%
Other	0.1	0.1	0%
Total Net Revenue	$20.4	$15.5	32%

First Quarter Operating Details

Gross margin for the first quarter ended March 31, 2009, was 75% (or $15.3 million), as compared to 73% (or $11.3 million) for the same period in 2008. The increase in the gross margin for the first quarter of 2009 is due to higher sales of Xibrom™ (bromfenac ophthalmic solution) 0.09%, our highest gross margin product, price increases taken during the quarter and other factors such as changes in other manufacturing costs, wholesaler fees and reserves for returns and rebates, as compared to the same period in 2008.

Research and development expenses for the first quarter ended March 31, 2009 were $6.7 million, as compared to $9.8 million during the same period of 2008. The decrease in research and development expenses for 2009 was primarily the result of a decrease in clinical development costs, which include clinical investigator fees, study monitoring costs, and data management costs as compared to the same quarter of 2008. The first quarter ended March 31, 2008 included higher costs related to Xibrom QD Phase 3 clinical trial costs, Bepreve™ (bepotastine ophthalmic solution) NDA costs and support of the filing and other studies. Stock-based compensation expenses included in R&D for the first quarter ended March 31, 2009, were $0.3 million, as compared to $0.2 million in the first quarter of 2008.

Selling, general, and administrative expenses for the first quarter March 31, 2009 were $13.0 million, as compared to $13.7 million for the corresponding period in 2008. Stock-based compensation expenses included in SG&A were $0.7 million for both the first quarter ended March 31, 2009 and 2008, respectively.

Included in ISTA’s first quarter results for 2009 is the impact of the adoption of EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”, or EITF 07-5. The adoption of EITF 07-5 required the Company to analyze the accounting for warrants under its Credit Facility issued in September 2008. During 2008, the warrants were classified as equity under EITF Issue No. 01-6, “The Meaning of ‘Indexed to a Company’s Own Stock’”. With the adoption of EITF 07-5 on January 1, 2009, the Company was required, due to certain provisions in the Facility Agreement, to reclassify the warrants as a liability and mark the value to market at March 31, 2009. As a result, the Company recorded a non-cash valuation adjustment for an additional $13.3 million, or $0.40 per share, in its financial results for the quarter ended March 31, 2009. The change in the valuation of the warrants was primarily driven by an increase of almost 150% in ISTA’s stock price plus an increase in related volatility during the first quarter 2009. If the stock price and volatility had remained unchanged from the fourth quarter 2008, the Company would not have recorded an adjustment to the valuation of its warrants.

Included in ISTA’s first quarter results for 2008 is the impact of the adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, or FSP APB 14-1. The adoption of FSP APB 14-1 required retrospective application as if FSB APB 14-1 had been in effect in prior periods. This retrospective application required the Company to record additional non-cash interest expense of $0.9 million, or $0.03 per share, in its financial results for the first quarter ended March 31, 2008. This additional non-cash interest expense represents the amortization of a debt discount recorded against ISTA’s principal debt obligation on its balance sheet as required under FSB APB 14-1. Because the Company’s convertible debt was repaid in September 2008, there was no impact to the Company’s first quarter ended March 31, 2009.

At March 31, 2009, ISTA had cash of $52.0 million.

Reaffirming 2009 Financial Outlook

•	We continue to expect our full-year 2009 net revenue will be approximately $92 to $97 million. We do not expect a generic to Xibrom in 2009.

•

We continue to expect our full-year 2009 gross margin will be approximately 70% to 73%, subject to quarterly fluctuations based on revenue mix. We expect our gross margin to be lower in the second quarter of 2009, as compared to the first quarter of 2009, due to changes in other manufacturing expenses, wholesaler fees and reserves for returns and rebates.

•	We continue to expect to be approximately operating income breakeven in 2009.

•	Depending upon the progress of our clinical and pre-clinical programs, we continue to expect our research and development expenses for the full year of 2009 will be approximately $20 to $25 million.

•	We continue to expect our net loss for 2009 (excluding any “mark-to-market” valuation adjustments relating to warrants issued in 2008) will be approximately $7 to $10 million.

•	We expect to end 2009 with a cash balance of $35 to $45 million, including cash drawn on our Silicon Valley Bank Revolving Credit Facility.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, May 7, 2009, at 5:00 PM Eastern Time, to discuss its first quarter 2009 results. To access the live conference call, U.S. and Canadian participants may dial 866-356-3377; international participants may dial 617-597-5392. The access code for the live call is 37002633. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 25220066. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $5.1 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release to ISTA’s 2009 financial results, the expected commercial launch of Bepreve, Xibrom QD and T-Pred clinical results. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third-party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT: Vince Anido, 949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, 949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, 212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, of Burns McClellan, for ISTA Pharmaceuticals

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
		Adjusted
Revenue:
Product sales, net	$20,345	$15,454
License revenue	69	69
Total revenue	20,414	15,523
Cost of products sold	5,129	4,189
Gross profit margin	15,285	11,334
Costs and expenses:
Research and development	6,742	9,815
Selling, general, and administrative	12,979	13,650
Total costs and expenses	19,721	23,465
Loss from operations	(4,436)	(12,131)
Interest income	—	388
Interest expense	(1,833)	(2,111)
Warrant valuation expense	(13,343)	—
Net loss	$(19,612)	$(13,854)
Net loss per common share, basic and diluted	$(0.59)	$(0.42)
Shares used in computing net loss per common share, basic and diluted	33,165	32,988

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
		Adjusted
Cash and cash equivalents	$51,997	$48,316
Short-term investments	—	4,700
Working capital	26,786	31,500
Total assets	76,567	82,660
Total stockholders’ deficit	(42,871)	(17,199)